Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 12, 2014, with respect to the consolidated financial statements and schedules of API Technologies Corp. included in this Current Report on Form 8/K, incorporated by reference in registration statement Nos. 333-137397, 333-119271 and 333-118090 on Form S-8 of Steel Excel Inc.

Ernst & Young LLP

Pittsburgh, PA
July 24, 2014